Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors of Capital Southwest Corporation and Subsidiaries

Our audits of the consolidated financial statements and internal control over financial reporting referred to in our report dated May 20, 2025, appearing in Capital Southwest Corporation’s annual report on Form 10-K also included an audit of the senior securities table of Capital Southwest Corporation and Subsidiaries (collectively, the Company) as of March 31, 2025, included in Part II, Item 5 of the Company’s annual report on Form 10-K for the year ended March 31, 2025. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits of the consolidated financial statements.

In our opinion, the senior securities table, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ RSM US LLP

Chicago, Illinois
May 20, 2025